Exhibit 99.1

Press Release of Dickie Walker Marine, Inc. dated September 3, 2004

FOR IMMEDIATE RELEASE

Contacts:	Gerald W. Montiel, Chairman, President and CEO
Todd W. Schmidt, CFO
(760) 450-0360

Dickie Walker Marine Announces Private Placement Financing

Oceanside, Calif. – September 3, 2004 — Dickie Walker Marine, Inc. (Nasdaq: DWMA) today announced the sale of 9 units, each consisting of 9,375 shares of common stock, one $12,500 promissory note, with interest payable at 8% per annum over a three-year term, and 5,000 30-month warrants to purchase common stock at $2.10 per share. These securities were sold in a private placement offering. Total gross proceeds were $225,000.

Gross proceeds from the private placement offerings closed in July and August totaled $825,000.

Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on quality comfortable clothing and classic styling, the Dickie Walker brand is unique in its design and appeal. Dickie Walker apparel combines the look and quality fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker line of lifestyle items features marine-themed decorative and functional accessories for the home, office and boat.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include, among other things, statements that relate to Dickie Walker Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include whether the Company will be able to increase sales through its existing distribution channels; whether the existing retail store and future retail stores will be profitable; competitive pricing pressures; inventory management and shrink issues; the rate that consumers purchase nautical apparel and accessories from our distribution channels (“sell-through”); and other risk factors disclosed from time to time in the Company’s SEC filings.